EXHIBIT 4.1

                              CONSULTING AGREEMENT

      AGREEMENT, effective as of the 27th day of June, 1997, by and between Electronics Communications Corp, "NASDAQ SYMBOL ELCC," with its principal executive offices located at 10 Plog Road, Fairfield, New Jersey 07004 (hereinafter referred to as the "Company") and Bay State Development Trust, with its principal offices located at 210 Dartmouth Street, Pawtucket, Rhode Island 02906 (hereinafter referred to as the "Consultant").

                              W I T N E S S E T H:

      WHEREAS, Consultant is in the business of [describe Bay State's business] to include financial advisory and other services related to the services to be provided below; and

      WHEREAS, the Company has recently substantially and materially reconstituted and redirected its entire operations from a wholesale distributor of consumer and business electronics products to a full-service wireless communications company in connection with the development and exploitation of its licenses to operate a paging system and a personal communications services network in the northeastern United States; and

      WHEREAS, the Company has experienced very substantial and material additional demands on various of its executives, officers and directors in connection with this reconstitution and redirection which has adversely impacted on the availability of such individuals to attend to and implement various internal controls, accounting procedures and other facilities in connection with the Company's expanding environment; and

      WHEREAS, the Company requires a review and analysis of its policies, procedures and facilities, including and especially those relating to the need for additional officers and/or employees to implement and oversee internal forecasting, projections and oversight.

      NOW, THEREFORE, in consideration of mutual promises contained herein, the parties hereto hereby agree as follows:

      1. Term. Consultant hereby agrees to act as consultant on behalf of the Company for a twelve (12) month term commencing on the date hereof ("Effective Date") and terminating on the twelfth (12th) month anniversary of the Effective Date, and as such will provide the consulting services described herein.

      2. Consulting Services. Consultant shall promptly, upon the execution of this Agreement, undertake a full review and analysis of the Company's financial condition, including its cash flow, present and anticipated operations, and capital requirements, and its continuing development and evolution as a full-service wireless telecommunications company. In such connection, Consultant shall preliminarily review and analyze the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1996, its most recent Regulation D/Regulation S Confidential Offering Memorandum, and its Registration Statement on Form S-3 with respect to which the last filing was made pursuant to Pre-Effective Amendment No. 5, which Registration Statement is currently pending before the Securities Exchange Commission.
      Thereafter, Consultant shall meet with such executives, officers and directors as it determines are necessary to supplement the foregoing review and analysis, with a view to a better and fuller understanding of the Company's need for improved forecasting, projection capabilities, budgets and internal financial ordering and maintenance controls, with respect to present and anticipated operations.

      Thereafter, Consultant shall submit written reports and analyses regarding its findings and proposals, including, but not limited to, the following topics and considerations:

            (a) the need for enhancement of its internal financial and accounting statements and personnel;

            (b) the need for specific criteria, procedures, mechanisms and facilities to project and forecast the Company's costs, expenses and other expenditures, and its income stream and payables with respect to payment and billing cycles and cash flow needs and availabilities;

            (c) the Company's need for and availability with respect to various forms of funding, including various forms of vendor financing or other forms of lending, both current and long-term, in connection with the Company's buildout of its PCS network, and the expansion, continued development, promotion and commercial exploitation of its PCS and proprietary paging system and networks.

      Thereafter, Consultant shall meet with the executive management, officers and directors of the Company to further consider, analyze, refine and thereafter implement those aspects of the Company's written proposals as management of the Company determines are most beneficial and efficacious with respect to the Company.

      Thereafter, Consultant shall monitor the implementation of such proposals, mechanisms, features, plans and personnel with a view to, and for the purpose of, fine-tuning, revising and/or modifying such plans, methodologies and procedures during the term of this Agreement, it being the expectation of the parties that the success of the Company's proposals and analysis will or would be reflected in increased efficiencies, earnings and profitability of the Company, and the concomitant enhancement of the Company's value and stock price.

      3. Compensation. In consideration for Consultant entering into this Agreement, Consultant will receive 50,000 freely tradable non-dilutive shares of the Company's common stock registered under an S-8 registration (the "Shares") upon the payment of the par value of $.001 per share. The Consultant acknowledges that (a) he is a sophisticated investor having substantial knowledge and experience in purchasing and selling securities (both in private and public offerings); and (b) the Shares are registered under the Securities Act of 1933 (the "Act") and as a result may be sold at any time in compliance with the Act.

      4. Conflicts. Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude Consultant, or an agent, associate, affiliate or employee of Consultant from engaging in any activity whatsoever, with any person or entity, participating in any corporation, partnership, trust or other business entity or from receiving compensation or profit therefor.

      5. Standard of Care. Consultant (including an person or entity acting for or on behalf of Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company for any acts or omissions of any kind, unless caused by gross negligence or intentional misconduct of Consultant or any person or entity acting for or on behalf of Consultant.

      6. Entire Agreement; Waivers. This Agreement supersedes any and all agreements, arrangements and understandings relating to the matters provided for herein, entered into or reached prior to the date hereof. No amendment, waiver or discharge of any provisions hereof shall be effective unless in writing signed by the parties hereto. This Agreement shall inure to the successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

      7. Headings. The headings of this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

      8. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles thereof, or the actual domiciles of the parties hereto. In addition, Bay State Development Corp. represents and acknowledges that it is a sole proprietor corporation and eligible to receive stock under an S-8 filing.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all effective as of the date first written above.

ELECTRONICS COMMUNICATIONS CORP.          BAY STATE DEVELOPMENT TRUST


By:  /s/ William S. Taylor                 By: /s/ Sloan Sherman
         ---------------------------           ---------------------------
         William S. Taylor, President              Sloan Sherman, Trustee